EXHIBIT 8.1
List of Subsidiaries of Shinhan Financial Group Co., Ltd.
Shinhan Bank Co., Ltd
Shinhan Card Co., Ltd
Good Morning Shinhan Securities Co., Ltd
Shinhan Life Insurance Co., Ltd.
Shinhan Capital Co., Ltd.
Jeju Bank
Shinhan Credit Information Co., Ltd.
Shinhan Private Equity Inc.
Shinhan BNP Paribas Asset Management Co., Ltd.
Shinhan Macquarie Financial Advisory Co., Ltd.
SHC Management
Shinhan Data System
Shinhan Finance Ltd., Hong Kong (incorporated in Hong Kong)
Shinhan Asia Ltd., Hong Kong (incorporated in Hong Kong)
Shinhan Bank America (incorporated in United States)
Shinhan Bank Canada (incorporated in Canada)
Shinhan Bank Europe GmbH (incorporated in Germany)
Shinhan Vina Bank (incorporated in Vietnam)
Shinhan Khmer Bank (incorporated in Cambodia)
Shinhan Bank Kazakhstan (incorporated in Kazakhstan)
Shinhan Bank China Limited (incorporated in People’s Republic China)
Shinhan AITAS Co., Ltd
Shinhan-KTF Mobile Card Co., Ltd
Good Morning Shinhan Securities Asia Ltd (incorporated in Hong Kong)
Good Morning Shinhan Securities Europe Ltd. (incorporated in United Kingdom)
Good Morning Shinhan Securities USA (incorporated in United States)
Shinhan NPS Private Equity Fund
Shinhan Private Equity Fund II
     In addition, there are three special purpose entities established in 2001 and 2002 in connection with the asset backed securitization of non-performing loans of Chohung Bank, which are classified as our subsidiaries for purposes of Korean anticompetition laws.
     Other than as otherwise noted herein, all of our subsidiaries are incorporated in Korea.